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                                UNITED STATES                   OMB APPROVAL
                     SECURITIES AND EXCHANGE COMMISSION    ---------------------
                           Washington, D.C. 20549          OMB Number  3235-0167
                                                           Expires:  October 31,
                                                                     2001
                                                           Estimated average
                                                           burden hours per
                                                           response.........1.50
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                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number     000-21735
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                       CREDIT MANAGEMENT SOLUTIONS, INC.
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             (Exact name of registrant as specified in its charter)

135 National Business Parkway, Annapolis Junction, Maryland 20701 (301) 362-6000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.01 par value
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(i)    [_]
Rule 12g-4(a)(1)(ii)  [_]      Rule 12h-3(b)(1)(ii)   [_]
Rule 12g-4(a)(2)(i)   [_]      Rule 12h-3(b)(2)(i)    [_]
Rule 12g-4(a)(2)(ii)  [_]      Rule 12h-3(b)(2)(ii)   [_]
                               Rule 15d-6             [_]

     Approximate number of holders of record as of the certificate or notice date: 1
     ---

     Pursuant to the requirements of the Securities Exchange Act of 1934 Credit Management Solutions, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: May 30, 2001                By: /s/ Neal Dittersdorf
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                                     Neal Dittersdorf
                                     Corporate Secretary and General Counsel


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.